SECOND AMENDMENT TO SUBLEASE ThisSECONDAMENDMENTTOSUBLEASE(this"Second Amendment") has an Effective Date of the 1st day of August, 2022, by and between MAKY ZANGANEH & ASSIOCIATES INC., a California corporation (hereinafter called "Sublandlord"), and SUMMIT THERAPEUTICS SUB, INC., a Delaware corporation ( hereinafter called "Subtenant"). RECITALS: A. Whereas Sublandlord and Subtenant entered into that certain Sublease dated 1st March 2021 (the "Original Sublease"), as amended by that certain First Amendment to the Sublease dated as of July 19, 2022 (the “First Amendment”, and together with the Original Sublease, the “Sublease”) whereby Sublandlord leased to Subtenant and Subtenant leased from Sublandlord a certain portion of the 4,960 feet of the space (the "Premises") commonly known as Suite 106, which is leased to Sublandlord, more specifically approximately 4,500 square feet of the Premises (hereinafter call the “Existing Premises”) located on the first (1st) floor of that certain office building located at 2882 Sand Hill Road, Menlo Park, California (the "Building"). B. Whereas Subtenant desires to expand the Sublease Premises to include that certain space consisting of approximately 1,277 rentable square feet of space commonly known as Suite 104 and located on the first (1st) floor of the Building (the "Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Sublease, and in connection therewith, Sublandlord and Subtenant desire to amend the Sublease as hereinafter provided. AGREEMENT: NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: 1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Sublease unless expressly superseded by the terms of this Second Amendment. 2. Modification of Sublease Premises. Effective as of August 1, 2022 (the "Expansion Commencement Date"), Subtenant shall lease from Sublandlord and Sublandlord shall lease to Subtenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Sublease Premises shall be increased to include the Expansion Premises. Sublandlord and Subtenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Sublease Premises to approximately 5,777 rentable square feet, and that the Sublease Premises and the Expansion Premises may hereinafter collectively be referred to as the "Sublease Premises". 3. Lease Term. The term of Subtenant's lease of the Expansion Premises shall commence on the Expansion Commencement Date and shall expire conterminously with CONFIDENTIAL Certain confidential information contained in this document, marked by [**], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential. EX-10.47

CONFIDENTIAL

Subtenant's Lease of the Sublease Premises on December 31, 2025, unless sooner terminated as provided in the Sublease, as hereby amended.

**4. Base Rent.**

4.1 **Existing Premises.** Subtenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Sublease.

4.2 **Expansion Premises.** Commencing on July 1, 2022. Subtenant shall pay to Sublandlord monthly installments of Base Rent for the Expansion Premises as follows:

| | Monthly Base Rent | Monthly Base Rent Per Rentable Square Foot |
|---|---|---|
| Aug 1, 2022-June 30, 2023 | [**] | [**] |
| July1, 2023-June 30, 2024 | [**] | [**] |
| July 1, 2024-June 30, 2025 | [**] | [**] |
| July 1, 2025-December 31 2025 | [**] | [**] |

Sublandlord will invoice Subtenant [**], via email, at least [**] days prior to the due date of sublease payment, with instructions to pay the Landlord, Sand Hill Commons REIT, Inc. directly, including relevant bank instructions for wiring funds. Subtenant agrees to pay rent directly to the Landlord, Sand Hill Commons REIT, Inc. no later than the 1st of each month.

5. **Expansion Premises Abated Base Rent.** Provided that Subtenant is not then in default of the Sublease (as amended), Subtenant shall not be obligated to pay the Base Rent otherwise attributable to the Expansion Premises (the "Rent Abatement") during the calendar months of August 2022 and September 2022 (the "Rent Abatement Period"). Sublandlord and Subtenant acknowledge that the aggregate amount of the Rent Abatement equals [**] (i.e., [**] per month). Subtenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Subtenant as additional consideration for entering into this Second Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Sublease (as amended). If Subtenant shall be in default under the Sublease (as amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Sublease (as amended), then Sublandlord may at its option, by notice to Subtenant, elect, in addition to any other remedies Sublandlord may have under the Sublease (as amended), one or both of the following remedies:(i) that Subtenant shall immediately become obligated to pay to Sublandlord all Base Rent abated hereunder during the Rent Abatement Period, with interest as provided pursuant to the Sublease (as amended) from the date such Base Rent would have otherwise been due but for the abatement provided herein, or (ii) that the dollar amount of the unapplied portion of the Rent Abatement as of such default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Term and Subtenant shall immediately be obligated to begin paying Base Rent for the Expansion Premises in full.

**6. Subtenant's Share of Building Direct Expenses.**

2

3 6.1 Subtenant's Proportionate Share. Effective as of July 1, 2022, Subtenant's Proportionate Share shall equal [**]%. 6.2 Existing Premises. Subtenant shall continue to be obligated to pay Subtenant's Proportionate Share of Operating Costs in connection with the Existing Premises in accordance with the terms set forth in the Sublease (including, without limitation, Section 5 of the First Amendment). 6.3 Expansion Premises. Effective as of July 1, 2022, Subtenant be obligated to pay Subtenant's Proportionate Share of Operating Costs Share (which is [**]%) of Sublandlord’s Proportionate Share of Operating Costs (“Additional Rent”) in connection with the Expansion Premises in accordance with the terms of the Sublease based on a Base Year of calendar year 2022. 6.4 Other Expenses. In addition, to the Base Rent and Additional Rent, for the Existing Premises and Expansion Premises, Subtenant shall promptly pay to Sublandlord (i) any amounts due as a result of Subtenant’s requests, including , but not limited to costs incurred for after hours HVAC use for the Existing Premises and Expansion Premises pursuant to the terms of the Master Lease (ii) a proportionate amount of Sublandlord’s cable, internet and phone costs and office supplies Existing Premises and Expansion Premises (if Subtenants uses Sublandlord’s services); and (any amount due to compensate Sublandlord for damages resulting from the negligent or willful misconduct of Subtenant (“Additional Costs”). 7. Improvements. Except as specifically set forth in the Work Letter attached hereto as Exhibit B, there are no obligations of the Landlord to provide or pay for any improvement work or services related to the improvement of the Premises as to the Tenant and Subtenant shall continue to accept the Sublease Premises in its presently existing, "as-is" condition. For purposes of clarity, the Landlord has no obligations to Subtenant whatsoever as to improvements to the Sublease Premises. 8. No Brokers. Sublandlord and Subtenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent occurring by, through, or under the indemnifying party. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended. 9. CASp Disclosures. For purposes of Section 1938(a) of the California Civil Code, Sublandlord hereby discloses to Subtenant, and Subtenant hereby acknowledges, that neither the Existing Premises nor the Expansion Premises have undergone inspection by a Certified Access Specialist (CASp). As required by Section J938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial CONFIDENTIAL

4 property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Sublandlord and Subtenant hereby agree as follows that Sublandlord shall request such inspection on behalf of Subtenant and that: (a) any such CASp inspection requested by Sublandlord shall be conducted, at Subtenant's sole cost and expense, by a CASp designated by the Landlord’s under the Landlord's reasonable rules and requirements; (b) Subtenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Existing Premises and the Expansion Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Subtenant in its use or occupancy of the Existing Premises or the Expansion Premises shall require any improvements or repairs to the Building or Project (outside the Existing Premises or the Expansion Premises) to correct violations of construction-related accessibility standards, then Subtenant shall reimburse Sublandlord directly, upon demand, for any costs charged to the Sublandlord by Landlord for performing such improvements or repairs. 10. Counterparts. This Second Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument. Delivery by facsimile, or e-mail of a PDF copy, or by using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), of a counterpart of this Second Amendment executed by Sublandlord or Subtenant shall constitute delivery by such party of such party's executed counterpart of this Second Amendment. 11. Effectiveness of Agreement. In no event shall any draft of this Second Amendment create any rights, obligations or liabilities, it being intended that only a fully executed and delivered copy of this Second Amendment will bind the parties hereto. 12. No Further Modification. Except as set forth in this Second Amendment. all of the terms and provisions of the Sublease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Sublease and the terms of this Second Amendment, the terms of this Second Amendment shall control. The provisions of the Sublease, as amended and supplemented by this Second Amendment, are hereby ratified and confirmed by Subtenant and Sublandlord in all respects. [continued on the following page] CONFIDENTIAL

5 IN WITNESS WHEREOF. this Second Amendment has been executed as of the day and year first above written. "SUBLANDLORD" MAKY ZANGANEH & ASSOCIATES a California corporation By: /s/ Maky Zanganeh Dated 7/29/2022 Name: ________________________________ Title: _________________________________ "SUBTENANT" SUMMIT THERAPEUTICS SUB, INC a Delaware corporation Title:_________________________________ By: /s/ Ankur Dhingra Dated 7/24/2022 Name: ________________________________ CONFIDENTIAL

Exhibit A-1 EXHIBIT A EXPANSION PREMISES SUITE 104 • FLOOR PLAN CONFIDENTIAL

Exhibit B-1 EXHIBIT B TENANT WORK LETTER Except as specifically set forth herein, Sublandlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Subtenant shall accept the Expansion Premises in its presently existing, ''as-is" condition. Notwithstanding the foregoing, Landlord has agreed with Tenant, at Landlord's sole cost and expense, to (i) install new carpet throughout the Expansion Premises, and (ii) repaint the interior walls of the Expansion Premises (the "Tenant Improvements''). All such Tenant Improvements shall be completed to Landlord's "Building standard" condition, using Building standard methods, materials, and procedures, in Building standard color or colors (if applicable) to be designated by Tenant, subject to availability, which designation shall be made by Tenant within five (5) days following Landlord's request. The Landlord estimates that the total cost to perform the Tenant Improvements, plus a construction management fee determined in accordance with the terms in Section 7.6 of the Master Lease (the "Total Cost"), is likely to exceed [**] (i.e., an amount equal to [**] per rentable square foot of the Expansion Premises) (the "Allowance Amount"). If, however, the Total Cost is less than the Allowance Amount, and there is no then existing Event of Default by Tenant under the Lease (as amended), then Tenant may elect, by written notice to Landlord for Landlord to (i) provide Tenant with a credit (the "Base Rent Credit") against the payment(s) of Base Rent next due and owing for the Expansion Premises in an amount equal to the difference between the Allowance Amount and the Total Cost, or (ii) as an allowance towards Alterations to be performed by Tenant in the Premises in accordance with the terms set forth in Section 7.3 of the Original Lease (and which allowance shall be subject to disbursement by Landlord in accordance with Landlord's standard disbursement procedures). The Allowance Amount must be used as payment for the Tenant Improvements, or as Base Rent Credit, or as an allowance, each as provided hereinabove no later than December 31, 2022, and any portion of the Allowance Amount remaining after such date shall remain with Landlord and Tenant shall have no right or claim to the same. Subtenant and Sublandlord agree that if the cost of the Tenant Improvements is less than the Tenant Allowance Amount, and there is no then existing Event of Default by Subtenant under the Sublease (as amended), then Subtenant may elect, by written notice to Sublandlord for the Sublandlord to provide Subtenant with a credit (the " Base Rent Credit") against the payment(s) of Base Rent next due and owing for the Expansion Premise in an amount equal to the difference between the Tenant Allowance Amount and the cost for the Tenant Improvements. Any portion of the Tenant Allowance Amount remaining after December 31, 2022 shall remain with Landlord and/ or if applicable with the Sublandlord and Subtenant shall have no right or claim to the same. CONFIDENTIAL